SCHEDULE 14A
(RULE 14 a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only
☐	Definitive Proxy Statement		(as permitted by Rule 14a-6(e)(2))
☑	Definitive Additional Material
☐	Soliciting Material Pursuant to Rule 14a-12

Horizon Technology Finance Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

PLEASE SUBMIT YOUR PROXY TODAY

December 30, 2014

Dear Stockholder:

We are writing to remind you that Horizon Technology Finance Corporation (the “Company”) has a Special Meeting of Stockholders scheduled to be held on January 22, 2015 at 10:00 AM, Eastern Time, at the offices of the Company located at 312 Farmington Avenue, Farmington, Connecticut 06032.

As set forth in the Proxy Statement dated December 9, 2014, which was previously mailed to you, at the Special Meeting, you will be asked to approve a proposal (the “Proposal”) to authorize flexibility for the Company, with the approval of its Board of Directors, to sell shares of its common stock during the next 12 months at a price below the then current net asset value per share in one or more offerings, subject to certain conditions.

THE BOARD OF DIRECTORS, INCLUDING THE INDEPENDENT DIRECTORS, UNANIMOUSLY
RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL.

As of the date of this writing, our records indicate that you have not yet voted your shares. Your vote is very important. For your convenience, we are enclosing a new voter instruction form. Please vote your shares by telephone or internet by following the directions on the back of the form.

If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll-free at (866) 203-9401

Thank you for your cooperation and continued support.

Sincerely,

Robert D. Pomeroy, Jr.

Chief Executive Officer

Easy Ways To Vote

Please help the Company avoid the expense of further solicitation by voting today. You may use one of the following simple methods to vote your shares:

1.	Vote by Internet. Go to the website listed on your proxy card or voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

2.	Vote by Mail. Mark, sign, and date your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

3.	Vote by Telephone. If you received a voting instruction form with telephonic instructions, call the toll-free number listed for this purpose on your voting instruction form. Have your control number listed on the form ready and follow the simple instructions.

Please Act Today To Vote Your Shares